Exhibit 1

DESCRIPTION OF CAPITAL STOCK

We are currently authorized to issue 10,000 shares of common stock. Prior to the Distribution we will amend our certificate of incorporation to provide authorization for us to issue 495,000,000 shares of capital stock, of which 360,000,000 shares will be Class A Common Stock, par value $.01 per share, 90,000,000 shares will be Class B Common Stock, par value $.01 per share, and 45,000,000 shares will be Preferred Stock, par value $.01 per share. The amended certificate of incorporation will provide that our common stock and preferred stock will have the rights described below.

Class A Common Stock and Class B Common Stock

All shares of our common stock currently outstanding are fully paid and non-assessable, not subject to redemption and without preemptive or other rights to subscribe for or purchase any proportionate part of any new or additional issues of stock of any class or of securities convertible into stock of any class.

Voting

Holders of Class A Common Stock are entitled to one vote per share. Holders of Class B Common Stock are entitled to ten votes per share. All actions submitted to a vote of stockholders are voted on by holders of Class A Common Stock and Class B Common Stock voting together as a single class, except for the election of directors and as otherwise set forth below. With respect to the election of directors, holders of Class A Common Stock will vote together as a separate class and be entitled to elect 25% of the total number of directors constituting the whole Board of Directors and, if such 25% is not a whole number, then the holders of Class A Common Stock, voting together as a separate class, will be entitled to elect the nearest higher whole number of directors that is at least 25% of the total number of directors. Holders of Class B Common Stock, voting together as a separate class, will be entitled to elect the remaining directors.

If, however, on the record date for notice of any stockholders meeting at which directors are to be elected, the number of outstanding shares of Class A Common Stock is less than 10% of the total number of outstanding shares of both classes of common stock, the holders of Class A Common Stock and Class B Common Stock will vote together as a single class with respect to the election of directors and the holders of Class A Common Stock will not have the right to elect 25% of the total number of directors but will have one vote per share for all directors and the holders of Class B Common Stock will have ten votes per share for all directors. (On the date of the Distribution, we anticipate that the number of outstanding shares of Class A Common Stock will represent approximately 80% of the total number of outstanding shares of both classes of common stock.)

If, on the record date for notice of any stockholders meeting at which directors are to be elected, the number of outstanding shares of Class B Common Stock is less than 121/2% of the total number of outstanding shares of both classes of common stock, then the holders of Class A Common Stock, voting as a separate class, would continue to elect a number of directors equal to 25% of the total number of directors constituting the whole Board of Directors and, in addition, would vote together with the holders of Class B Common Stock, as a single class, to elect the remaining directors to be elected at such meeting, with the holders of Class A Common Stock entitled to one vote per share and the holders of Class B Common Stock entitled to ten votes per share.

In addition, the affirmative vote or consent of the holders of at least 662/3% of the outstanding shares of Class B Common Stock, voting separately as a class, is required for the authorization or issuance of any additional shares of Class B Common Stock and for any amendment, alteration or repeal of any provisions of our amended and restated certificate of incorporation which would affect adversely the powers, preferences or rights of the Class B Common Stock. The number of authorized shares of Class A Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of the majority of the common stock. Our amended and restated certificate of incorporation does not provide for cumulative voting.

Advance Notification of Stockholder Nominations and Proposals

Our amended and restated by-laws will establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our Board of Directors. In particular, stockholders must notify our corporate secretary in writing prior to the meeting at which the matters are to be acted upon or directors are to be elected. The notice must contain the information specified in our amended and restated by-laws. To be timely, the notice must be received by our corporate secretary not less than 60 or more than 90 days prior to the date of the stockholders’ meeting, provided that if the date of the meeting is publicly announced or disclosed less than 70 days prior to the date of the meeting, the notice must be given not more than 10 days after such date is first announced or disclosed.

No Stockholder Action by Written Consent

Our amended and restated certificate of incorporation will provide that, except as otherwise provided as to any series of preferred stock in the terms of that series, no action of stockholders required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting of stockholders, without prior notice and without a vote, and the power of the stockholders to consent in writing to the taking of any action without a meeting is specifically denied.

Conversions

The Class A Common Stock has no conversion rights. The Class B Common Stock is convertible into Class A Common Stock in whole or in part at any time and from time to time on the basis of one share of Class A Common Stock for each share of Class B Common Stock. In certain circumstances certain holders of our Class B Common Stock will be required to convert their Class B Common Stock to Class A Common Stock prior to transferring such stock. See “Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters — Beneficial Ownership of Stock.”

Dividends

Holders of Class A Common Stock and Class B Common Stock are entitled to receive dividends equally on a per share basis if and when such dividends are declared by the Board of Directors from funds legally available therefor. No dividend may be declared or paid in cash or property or shares of either Class A Common Stock or Class B Common Stock unless the same dividend is paid simultaneously on each share of the other class of common stock. In the case of any stock dividend, holders of Class A Common Stock are entitled to receive the same dividend on a percentage basis (payable in shares of or securities convertible to shares of Class A Common Stock and other securities of us or any other person) as holders of Class B Common Stock receive (payable in shares of or securities convertible into shares of Class A Common Stock, shares of or securities convertible into shares of Class B Common Stock and other securities of us or any other person). The distribution of shares or other securities of the Company or any other person to common stockholders is permitted to differ to the extent that the common stock differs as to voting rights and rights in connection to certain dividends.

Liquidation

Holders of Class A Common Stock and Class B Common Stock share with each other on a ratable basis as a single class in the net assets available for distribution in respect of Class A Common Stock and Class B Common Stock in the event of a liquidation.

Other Terms

Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed, except as expressly provided in our amended and restated certificate of incorporation, unless the other class of common stock is subdivided, consolidated, reclassified or otherwise changed at the same time, in the same proportion and in the same manner.

In any merger, consolidation or business combination the consideration to be received per share by holders of either Class A Common Stock or Class B Common Stock must be identical to that received by holders of the other class of common stock, except that in any such transaction in which shares of capital stock are distributed, such shares may differ as to voting rights only to the extent that voting rights now differ between Class A Common Stock and Class B Common Stock.

Transfer Agent

The transfer agent and registrar for the Class A Common Stock is Wells Fargo Shareowner Services.

Transfer Restrictions

The Company is the indirect owner of professional sports franchises in the NBA and the NHL. As a result, ownership and transfers of our Common Stock are subject to certain restrictions under the constituent documents of the NBA and the NHL as well as under the Company’s consent agreements with the NBA and the NHL in connection with their approval of the Distribution.

Under the NBA arrangements, transfers and ownership of 5% or more of our Common Stock require the prior approval of the NBA. So long as the Company is controlled by the Dolan family, “Institutional Investors” are permitted to acquire and own up to 15% of our Class A Common Stock without obtaining approval of the NBA. For this purpose, an “Institutional Investor” is a person or entity that falls within one or more of the categories of persons listed in Rule 13d-1(b)(1)(ii) under the Securities Exchange Act of 1934 (the “Exchange Act”):

•	A broker or dealer registered under Section 15 of the Exchange Act;

•	A bank as defined in Section 3(a)(6) of the Exchange Act;

•	An insurance company as defined in Section 3(a)(19) of the Exchange Act;

•	An investment company registered under Section 8 of the Investment Company Act of 1940;

•	Any person registered as an investment adviser under Section 203 of the Investment Advisers Act of 1940 or under the laws of any state;

•	An employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended 29 U.S.C. 1001 et. seq. (“ERISA”) that is subject to the provisions of ERISA, or any such plan that is not subject to ERISA that is maintained primarily for the benefit of the employees of a state or local government or instrumentality, or an endowment fund; and

•	A non-U.S. institution that is the functional equivalent of any of the institutions listed above, so long as the non-U.S. institution is subject to a regulatory scheme that is (A) substantially comparable to the regulatory scheme applicable to the equivalent U.S. institution and (B) imposed under the laws of Switzerland, Canada, Australia, Japan, China or any country in Europe that is part of the “G-20” group of nations.

However, each of the foregoing institutions will only qualify as an Institutional Investor if the sum of its total assets owned and under management exceeds $500 million ($100 million in the case of a registered investment company). An institution that meets these standards is referred to as an “Institutional Investor.”

In addition, an “Affiliate” of an Institutional Investor will also be deemed to be an Institutional Investor; provided, that no such Affiliate that is not an Institutional Investor in its own right can own more than 5% of our outstanding common stock and no Institutional Investor, together with its Affiliates, can own more than 15% of our outstanding Class A Common Stock. For purposes of these transfer restrictions, an “Affiliate” means a person that controls, is controlled by or is under common control with the institution/investor.

Transfers of our Class B Common Stock are also subject to restrictions under the NBA rules, subject to certain exceptions involving transfers of such shares among Dolan family interests. Prior to any transaction that results in the Dolan family no longer controlling the Company, we will likely need to negotiate a new consent agreement with the NBA.

Under the NHL arrangements, transfers and ownership of our Class A Common Stock are subject to NHL approval only if they constitute a “controlling interest” in the New York Rangers. The NHL has agreed that so long as the Dolan family has the right to elect a majority of our board of directors, there are no restrictions on transactions in, or ownership of, our Class A Common Stock. Transfers of our Class B Common Stock are subject to restrictions under the NHL arrangements, subject to certain exceptions involving transfers of such shares among Dolan family interests. Prior to any transaction that results in the Dolan family no longer controlling the Company, we will likely need to negotiate a new consent agreement with the NHL.

In order to protect the Company and its NBA and NHL franchises from sanctions that might be imposed by the NBA or the NHL as a result of violations of these restrictions, our amended and restated certificate of incorporation provides that at any time during which the Company owns, directly or indirectly, an interest in a professional sports franchise, the ownership and transfer of shares of our Common Stock will be subject to any applicable restrictions on transfer imposed by the league or other governing body with respect to such franchise (a “League”), which restrictions are described in our filings (including exhibits) with the SEC. If a transfer of shares of our Common Stock (including any pledge or creation of a security interest therein) to a person or the ownership of shares of our Common Stock by a person requires approval or other action by a League and such approval or other action has not been obtained or taken as required, the Company shall have the right by written notice to the holder to require the holder to dispose of the shares of Common Stock which triggered the need for such approval (the “excess shares”) within 10 days of delivery of such notice (a “required divestiture”). If a holder has failed to provide documentation satisfactory to the Company of the holder’s compliance with a required divestiture by the fifth business day following the end of the 10 day period, then, in addition to any other remedies the Company may have for such failure to comply with a required divestiture, the Company shall have the right, in its sole discretion, to redeem from such holder the excess shares (“mandatory redemption”) by providing written notice of such required divestiture to the holder (a “redemption notice”) and mailing a check payable to the holder in an amount equal to 85% of the fair market value of the excess shares on the date of the notice. For the purposes of establishing the fair market value of the excess shares, the fair market value of a share of our Common Stock will be equal to the average of the closing sale price (or if no closing sale price is reported, the last reported sale price) of our Class A Common Stock on The NASDAQ Stock Market LLC (or if the Class A Common Stock is not traded on The NASDAQ Stock Market LLC on any date of determination, the principal securities exchange on which such stock is listed or quoted) over the 10 trading day period ending on the second trading day preceding the redemption notice, or such other amount as determined in good faith by the Company’s board of directors. A mandatory redemption shall require no action by the holder of the redeemed shares and the shares shall be deemed cancelled upon our delivery of payment therefore. The certificates representing our common stock will contain a legend with respect to the foregoing provision in our amended and restated certificate of incorporation.

Preferred Stock

Under our amended and restated certificate of incorporation, our Board of Directors will be authorized, without further stockholder action to provide for the issuance of up to 45,000,000 shares of preferred stock in one or more series. The powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, of the preferred stock of each series will be fixed or designated by the Board of Directors pursuant to a certificate of designations. There will be no shares of our preferred stock outstanding at the time of the Distribution. Any issuance of preferred stock may adversely affect the rights of holders of our common stock and may render more difficult certain unsolicited or hostile attempts to take over the Company.

Certain Corporate Opportunities and Conflicts

Our amended and restated certificate of incorporation will recognize that certain directors and officers of the Company (the “Overlap Persons”) may serve as directors, officers, employees, consultants and agents of Cablevision and its subsidiaries and successors (each of the foregoing is an “Other Entity”) and will provide that if a director or officer of the Company who is an Overlap Person is presented or offered, or otherwise acquires knowledge of, a potential transaction or matter that may constitute or present a business opportunity for the Company or any of its subsidiaries, in which the Company or any of its subsidiaries could have an interest or expectancy (any such transaction or matter, and any such actual or potential business opportunity, a “Potential Business Opportunity”), (i) such director or officer will, to the fullest extent permitted by law, have no duty or obligation to refrain from referring such Potential Business Opportunity to any Other Entity and, if such director or officer refers such Potential Business Opportunity to an Other Entity, such director or officer shall have no duty or obligation to refer such Potential Business Opportunity to the Company or to any of its subsidiaries or to give any notice to the Company or to any of its subsidiaries regarding such Potential Business Opportunity (or any matter related thereto), (ii) if such director or officer refers a Potential Business Opportunity to an Other Entity, such director or officer will not be liable to the Company or to any of its subsidiaries, as a director, officer, stockholder or otherwise, for any failure to refer such Potential Business Opportunity to the Company, or for referring such Potential Business Opportunity to any Other Entity, or for any failure to give any notice to the Company regarding such Potential Business Opportunity or any matter relating thereto, (iii) any Other Entity may participate, engage or invest in any such Potential Business Opportunity notwithstanding that such Potential Business Opportunity may have been referred to such Other Entity by an Overlap Person, and (iv) if a director or officer who is an Overlap Person refers a Potential Business Opportunity to an Other Entity, then, as between the Company and such Other Entity, the Company shall not have any interest, expectancy or right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom solely as a result of such director or officer having been presented or offered, or otherwise acquiring knowledge of such Potential Business Opportunity unless in each case referred to in clause (i), (ii), (iii) or (iv), all of the following conditions are satisfied: (A) such Potential Business Opportunity was expressly presented or offered to the director or officer of the Company solely in his or her capacity as a director or officer of the Company; (B) the director or officer believed that the Company possessed, or would reasonably be expected to be able to possess, the resources necessary to exploit such Potential Business Opportunity; and (C) such opportunity relates exclusively to (x) the business of owning and operating a regional professional sports programming service that features the live carriage of games of teams that compete in the National Hockey League, the National Basketball Association or Major League Baseball and that is targeted to, and made available to, multichannel video programming distributors in the New York, New Jersey and Connecticut tri-state area, (y) the business of owning and operating a programming service that is primarily devoted to music programming and that is made available nationally to multichannel video programming distributors, or (z) a theatrical or arena venue with a seating capacity of greater than 1,000; provided that in the cases of each of clauses (x), (y) and (z), the Company or any of its subsidiaries is directly engaged in such business at the time the Potential Business Opportunity is presented or offered to the director or officer. In our amended and restated certificate of incorporation, the Company has renounced to the fullest extent permitted by law, any interest or expectancy in any Potential Business Opportunity that is not a Restricted Potential Business Opportunity. In the event that our Board of Directors declines to pursue a Restricted Potential Business Opportunity, the Overlap Persons are free to refer such Restricted Potential Business Opportunity to an Other Entity.

Our amended and restated certificate of incorporation will provide that no contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) entered into between the Company and/or any of its subsidiaries, on the one hand, and an Other Entity, on the other hand, before the Company ceased to be an indirect, wholly-owned subsidiary of Cablevision shall be void or voidable or be considered unfair to the Company or any of its subsidiaries solely because Cablevision or any of its subsidiaries is a party thereto, or because any directors, officers or employees of Cablevision or a subsidiary of Cablevision were present at or participated in any meeting of the Board of Directors, or a committee thereof, of the Company or of any subsidiary of the Company, that authorized the contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof), or because his, her or their votes were counted for such purpose. The Company may from time to time enter into and perform, and cause or permit any of its subsidiaries to enter into and perform, one or more contracts, agreements, arrangements or transactions (or amendments, modifications or supplements thereto) with an Other Entity. To the fullest extent permitted by law, no such contract, agreement, arrangement or transaction (nor any such amendments, modifications or supplements), nor the performance thereof by the Company or any subsidiary of the Company or an Other Entity, shall be considered contrary to any fiduciary duty owed to the Company (or to any subsidiary of the Company, or to any stockholder of the Company or any of its subsidiaries) by any director or officer of the Company (or by any director or officer of any subsidiary of the Company) who is an Overlap Person. To the fullest extent permitted by law, no director or officer of the Company or any subsidiary of the Company who is an Overlap Person thereof shall have or be under any fiduciary duty to the Company (or to any subsidiary of the Company, or to any stockholder of the Company or any of its subsidiaries) to refrain from acting on behalf of the Company or Cablevision, or any of their respective subsidiaries, in respect of any such contract, agreement, arrangement or transaction or performing any such contract, agreement, arrangement or transaction in accordance with its terms and each such director or officer of the Company or any subsidiary of the Company who is an Overlap Person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and shall be deemed not to have breached his or her duties of loyalty to the Company (or to any subsidiary of the Company, or to any stockholders of the Company or any of its subsidiaries) and not to have derived an improper personal benefit therefrom.

No amendment, repeal or adoption of any provision inconsistent with the foregoing provisions will have any effect upon (a) any agreement between the Company or a subsidiary thereof and any Other Entity, that was entered into before the time of such amendment or repeal or adoption of any such inconsistent provision (the “Amendment Time”), or any transaction entered into in connection with the performance of any such agreement, whether such transaction is entered into before or after the Amendment Time, (b) any transaction entered into between the Company or a subsidiary thereof and any Other Entity, before the Amendment Time, (c) the allocation of any business opportunity between the Company or any subsidiary thereof and any Other Entity before the Amendment Time, or (d) any duty or obligation owed by any director or officer of the Company or any subsidiary of the Company (or the absence of any such duty or obligation) with respect to any Potential Business Opportunity which such director or officer was offered, or of which such director or officer otherwise became aware, before the Amendment Time (regardless of whether any proceeding relating to any of the above is commenced before or after the Amendment Time).

Section 203 of the Delaware General Corporation Law

Section 203 of the General Corporation Law of the State of Delaware prohibits certain transactions between a Delaware corporation and an “interested stockholder.” An “interested stockholder” for this purpose is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the aggregate voting power of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) prior to the time that a stockholder became an interested stockholder, either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the Company’s Board of Directors, (2) the interested stockholder acquired at least 85% of the aggregate voting power of the Company in the transaction in which the stockholder became an interested stockholder, or (3) the business combination is approved by a majority of the Board of Directors and the affirmative vote of the holders of two-thirds of the aggregate voting power not owned by the interested stockholder at or subsequent to the time that the stockholder became an interested stockholder. These restrictions do not apply if, among other things, the Company’s certificate of incorporation contains a provision expressly electing not to be governed by Section 203. Our certificate of incorporation will not contain such an election. However, our Board of Directors exercised its right under Section 203 to approve the acquisition of our common stock in the Distribution by members of the Dolan family group. This will have the effect of making Section 203 inapplicable to transactions between the Company and members of the Dolan family group.

Limitation on Personal Liability

We have provided, consistent with the Delaware General Corporation Law, in our certificate of incorporation that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Neither the amendment nor repeal of such provision will eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.